Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements (Nos. 333-206311, 333-176324, 333-160100, 333-153228, 333-143652 and 333-143462) on Form S-8 and (No. 333-201310) on Form S-3 of RadNet, Inc. of our report dated April 7, 2014, relating to our audit of the combined balance sheets of Diagnostic Imaging Group Holdings, LLC and Related Companies as of December 31, 2013 and 2012 and the related combined statements of income, cash flows and equity for the years then ended, included in this Current Report on Form 8-K/A.

/s/ RSM US LLP

New York, New York

December 22, 2015